Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-230007 October 29, 2019 2019-1 EETC Investor Presentation October 2019

SAFE HARBOR Statements in this presentation (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this presentation, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines’ financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors that could cause our results to differ materially from those expressed in the forward-looking statements is contained in the Company’s Securities and Exchange Commission, or SEC, filings, including but not limited to, the Company’s 2018 Annual Report on Form 10-K and its 2019 Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within the Appendix A section of this presentation. This presentation highlights basic information about JetBlue and the offering described herein. Because it is a summary, it does not contain all the information that you should consider before investing. JetBlue has filed a registration statement (including a prospectus therein) and related preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement (including the risk factors described therein) and other documents JetBlue has filed with the SEC for more complete information about JetBlue and the offering described herein. You may get these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, JetBlue, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 877-858-5407 or Goldman Sachs & Co. LLC at 866-471-2526. 2

TRANSACTION OVERVIEW

- JetBlue Airways Corporation ("JetBlue " or "JBLU") intends to raise up to approximately $772,255,000 through the offering of the following Pass Through Certificates, Series 2019-1 (the "Certificates")
  - Class AA face amount of $588,685,000
  - Class A face amount of $183,570,000
- The Equipment Notes underlying the Certificates will have the benefit of a security interest in 25 Airbus A321-231 aircraft that were delivered new to JetBlue between February 2017 to December 2018
- The Certificates offered in the transaction will consist of two tranches of amortizing debt:
  - Class AA senior tranche amortizing over 12.5 years, with a 46.5% / 46.7% Initial / Max loan-to-value ratio ("LTV")[1]
  - Class A junior tranche amortizing over 8.5 years, with a 61.0% / 61.2% Initial / Max LTV[1]
- Liquidity Facility Provider: Crédit Agricole Corporate and Investment Bank, acting through the New York Branch
- Joint Structuring Agents and Joint Lead Active Bookrunners: Citigroup and Goldman Sachs
- JetBlue will retain the option to issue additional subordinated classes of Certificates at any time on or after the Issuance Date of the Class AA and Class A Certificates

1 *Initial LTV for the Class AA and Class A Certificates is calculated as of November 12, 2019, which is assumed to be the closing date of the offering (the "Issuance Date"). Maximum LTV for the Class AA and Class A Certificates is calculated as of May 15, 2020 which is assumed to be the first Regular Distribution Date for each class of Certificates*

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3

JETBLUE AIRWAYS SERIES 2019-1 EETC STRUCTURAL SUMMARY Class AA Certificates Class A Certificates Issuance Amount $588,685,000 $183,570,000 Expected Ratings Aa3 / AA- A2 / A (Moody’s / Fitch) Initial / Max LTV1 46.5% / 46.7% 61.0% / 61.2% Weighted Average Life (Years) 9.0 6.9 Regular Distribution Dates May 15 and November 15 May 15 and November 15 Final Expected Regular Distribution Date2 May 15, 2032 May 15, 2028 Final Legal Distribution Date3 November 15, 2033 November 15, 2029 Section 1110 Protection Yes Yes Liquidity Facility Three semi-annual interest payments Three semi-annual interest payments 1 Initial LTV for the Class AA and Class A Certificates is calculated as of the Issuance Date. Maximum LTV for the Class AA and Class A Certificates calculated as of May 15, 2020 which is assumed to be the first Regular Distribution Date for each class of Certificates 2 Each series of Equipment Notes will mature on the final expected Regular Distribution Date for the related class of Certificates 3 The Final Legal Distribution Date for each class of the Certificates is the date that is 18 months after the final expected Regular Distribution Date for the relevant Certificates, which represents the period corresponding to the applicable Liquidity Facility coverage on such Certificates of three consecutive semiannual interest payments 4

KEY STRUCTURAL ELEMENTS Two Classes of ï,§ Each class of Certificates will benefit from a separate liquidity facility covering three consecutive semi-annual interest Certificates payments Offered ï,§ Same waterfall both before and after an event of default Waterfall ï,§ Interest on Eligible Pool Balance of the Class A Certificates is paid ahead of principal on the Class AA Certificates Cross- ï,§ The Equipment Notes will be cross-collateralized by all aircraft in the portfolio Collateralization ï,§ All indentures will include cross-default provisions ï,§ After a Certificate Buyout Event, subordinated Certificate holders have the right to purchase all (but not less than all) of Buyout Rights the then outstanding more senior classes of Certificates at par plus accrued and unpaid interest ï,§ JetBlue may, at any time and from time to time, substitute an aircraft in JBLU 2019-1 with one or more aircraft of a different model of the same or different manufacturer as the aircraft being replaced as long as certain conditions are satisfied Substitution ï,§ These conditions include but are not limited to i) written confirmation from rating agencies that substituting such aircraft for Rights the replaced aircraft will not result in a withdrawal, suspension or downgrading of any Class of Certificates then rated by such rating agencies that remain outstanding, ii) the airframe of the substitute aircraft has a manufacture date no earlier than one year prior to that of the original airframe subject to the lien of the related indenture on the Issuance Date and iii) the aggregate appraised value of the substitute aircraft is of equal or greater value than the aircraft being substituted ï,§ The collateral consists of 25x A321-231 aircraft that are strategically core to JetBlue’s fleet operations, delivered between Collateral February 2017 and December 2018 Additional ï,§ JetBlue retains the option to issue additional subordinated classes of Certificates at any time on or after the Issuance Date Certificates 5

Overview of the Collateral Pool

AIRCRAFT COLLATERAL SUMMARY

- JetBlue obtained appraised values for the aircraft from ASG, BK, and MBA. Aggregate LMM appraised value is approximately $1.27 billion[1]
- LMM[1] of the appraisals indicate a minimum collateral cushion of 53.3% and 38.8% on the Class AA and Class A Certificates, respectively[2], which increases over time as the Class AA and Class A Certificates amortize

Aircraft Number	Aircraft Type	MSN	Registration Number	Body Type	LD / MINT vs HD[3]	Engine Type	MTOW (lbs)	Month of Delivery	Appraised Values (USD millions)			LMM
									ASG	BK	MBA	
1	A321-231	7529	N976JT	NB	LD / MINT	V2533-A5	206,132	February 2017	$48.20	$49.31	$46.55	$48.02
2	A321-231	7584	N978JB	NB	LD / MINT	V2533-A5	206,132	March 2017	48.20	49.78	46.81	48.20
3	A321-231	7627	N979JT	NB	LD / MINT	V2533-A5	206,132	April 2017	49.00	50.00	47.06	48.69
4	A321-231	7692	N981JT	NB	LD / MINT	V2533-A5	206,132	May 2017	49.00	50.53	47.32	48.95
5	A321-231	7631	N980JT	NB	LD / MINT	V2533-A5	206,132	June 2017	49.00	50.77	47.57	49.00
6	A321-231	7815	N982JB	NB	LD / MINT	V2533-A5	206,132	August 2017	49.80	51.35	48.08	49.74
7	A321-231	7874	N984JB	NB	LD / MINT	V2533-A5	206,132	September 2017	49.80	51.60	48.33	49.80
8	A321-231	7739	N983JT	NB	LD / MINT	V2533-A5	206,132	September 2017	49.80	51.63	48.33	49.80
9	A321-231	7907	N986JB	NB	LD / MINT	V2533-A5	206,132	October 2017	50.60	51.89	48.59	50.36
10	A321-231	7798	N985JT	NB	LD / MINT	V2533-A5	206,132	October 2017	50.60	51.96	48.59	50.38
11	A321-231	7956	N988JT	NB	LD / MINT	V2533-A5	206,132	November 2017	50.60	52.23	48.84	50.56
12	A321-231	7855	N987JT	NB	LD / MINT	V2533-A5	206,132	November 2017	50.60	52.33	48.84	50.59
13	A321-231	7993	N990JL	NB	LD / MINT	V2533-A5	206,132	December 2017	50.60	52.61	49.10	50.60
14	A321-231	7924	N989JT	NB	LD / MINT	V2533-A5	206,132	December 2017	50.60	52.68	49.10	50.60
15	A321-231	7994	N991JT	NB	LD / MINT	V2533-A5	206,132	December 2017	50.60	52.61	49.10	50.60
16	A321-231	8143	N993JE	NB	LD / MINT	V2533-A5	206,132	March 2018	51.40	53.28	49.91	51.40
17	A321-231	8178	N992JB	NB	LD / MINT	V2533-A5	206,132	March 2018	51.40	53.26	49.91	51.40
18	A321-231	8185	N994JL	NB	HD	V2533-A5	206,132	April 2018	51.00	53.79	49.84	51.00
19	A321-231	8293	N995JL	NB	HD	V2533-A5	206,132	June 2018	51.00	54.86	50.38	51.00
20	A321-231	8342	N996JL	NB	HD	V2533-A5	206,132	July 2018	51.80	55.51	50.65	51.80
21	A321-231	8473	N997JL	NB	HD	V2533-A5	206,132	September 2018	51.80	56.63	51.19	51.80
22	A321-231	8525	N998JE	NB	HD	V2533-A5	206,132	October 2018	52.60	57.09	51.47	52.60
23	A321-231	8538	N999JQ	NB	HD	V2533-A5	206,132	November 2018	52.60	57.58	51.74	52.60
24	A321-231	8581	N973JT	NB	HD	V2533-A5	206,132	November 2018	52.60	57.70	51.74	52.60
25	A321-231	8641	N977JE	NB	LD / MINT	V2533-A5	206,132	December 2018	53.90	58.26	52.36	53.90
Total									$1,267.10	$1,329.24	$1,231.40	$1,265.99

1 The lesser of the mean and median ("LMM") appraised values as appraised by Aviation Specialists Group, Inc. ("ASG"), BK Associates, Inc. ("BK") and Morten Beyer & Agnew, Inc. ("MBA"). Each appraisal indicates the appraised base value of each aircraft, adjusted as described in such appraisal. The appraised values provided by BK are presented as of September 1, 2019 and the appraised values provided by ASG and MBA are presented as of September 2019. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See Appendix II of the Preliminary Prospectus Supplement for information regarding each appraiser's appraisal methodology

2 Minimum collateral cushion is calculated as of May 15, 2020, the first Regular Distribution Date, using the Maximum LTV set forth under "Loan to Aircraft Value Ratios" in the summary of the Preliminary Prospectus Supplement

3 Seating capacity is 200 seats in JetBlue's standard configuration ("HD") and 159 seats in JetBlue's Mint configuration ("LD / MINT")

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7

YOUNG, NARROWBODY ASSETS SECURE JBLU 2019-1 EETC JBU 2019-1 ï,§ The JBLU 2019-1 collateral pool consists entirely of narrowbody aircraft that were delivered new to JetBlue between February 2017 and December 2018 ï,§ Of the 27 aircraft delivered to JetBlue since 2017, 25 will be included in the JBLU 2019-1 collateral pool. These aircraft represent some of JetBlue’s youngest aircraft: 1 Average Age JetBlue Fleet JBLU 2019-1 Pool All Aircraft Variant 10.7 years 1.8 years A321ceo 3.4 years 1.8 years ï,§ JBLU 2019-1 will have the largest pool of cross-collateralized and cross-defaulted aircraft (by value and by count) of any financed portfolio in the JetBlue fleet Source: JetBlue 1 Represents the simple average calculated as of the Issuance Date JetBlue Fleet by Aircraft Type 140 Average Aircraft Age1: 14.1 years 120 130 100 80 Average Aircraft Average Aircraft 1 Age : 3.4 years Age1: 11.0 years 60 60 38 40 20 25 Average Aircraft Age1: 0.4 years 1 0 A320 E190 A321ceo A321neo JBLU 2019-1 Aircraft 8

THE COLLATERAL: AIRBUS A321-200

The Airbus A321-200 has continued the heritage of the A320 family's "most marketable aircraft" reputation

- Recent vintages of the A321-200 have been able to command higher market valuations due to the implementation of certain enhancements
  - Sharklets improve fuel burn and increase the range by over 100nm, providing US transcontinental range
  - Maximum seating was also increased to take advantage of traffic growth, allowing for over 200 passengers
- The A321-200 offers lower seat-mile costs compared to other similarly sized aircraft, with the added benefit of more capacity at slot-constrained airports

A321-200 Liquidity / Market Update

- Currently, there are 1,655 A321 aircraft in service with over 100 operators
  - Backlog is now only 61 aircraft as production shifts to the A321neo; production likely to end in 2021
- Use of the A321 has become widespread in China, with the A321 establishing itself as the standard bearer on large-single-aisle domestic routes
- The A321-200s continue the A320 family's heritage of being one of the most in-demand aircraft on the market, leveraging a large customer base and commonality with the A320 family
  - Low storage rates of just 2%
  - Only one A321-200 currently available for sale / lease

Airbus A321-200 Fleet Distribution



Lat. Am & Carribean 4%
Middle East 3%
Asia-Pacific 35%
North America 29%
Europe 29%

Top 5 A321-200 Operators (In Service / On Order)

Operator	Quantity
American Airlines	218
Delta Air Lines	127
China Southern Airlines	99
Turkish Airlines	68
China Eastern Airlines	65
Total	577

Top 5 A321-200 Operating Lessors (In Service / On Order)

Operator	Quantity
AerCap	75
Avolon	50
BBAM	48
BOC Aviation	42
Aviation Capital Group	39
Total	254

Source: Ascend Asset Market Commentary as of Q3 2019

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2019-1 POSITION OF COLLATERAL IN JETBLUE’S FLEET Strategic Importance to JetBlue A321-231HD (200 Core Seats) • The seven A321-231HD aircraft included in the JBLU 2019-1 portfolio offer 38 additional seats in comparison to the restyled A320 providing the flexibility for growth in slot constrained airports by increasing gauge. Thus, most of JetBlue’s A321-231HD fly out of JFK • In multi-frequency markets, utilizing the A321-231HD provides opportunity to free up aircraft and slots by flying less while maintaining a similar number of seats. For example, by changing JFK-FLL from 8x 320s (1,296 seats) to 6x 321s (1,200 seats), two aircraft and two JFK slots become available for use A321-231LD (143 Core, 16 Mint Seats) • The eighteen A321-231LD aircraft included in the JBLU 2019-1 portfolio provide the Mint option allowing JetBlue to better compete against other carriers with premium offerings. Currently JetBlue primarily utilizes the A321-231LD for long Transcon routes • Since introducing Mint in 2014, JFK-LAX has become one of the most profitable routes for JetBlue Source: JetBlue as of October 2, 2019 10

Company Update

A DIFFERENT APPROACH TO THE TRADITIONAL LOW COST MODEL COMPETITIVE ADVANTAGE Differentiated High-Value Low Product & Costs Geography Services OUTCOME Produce Inspiring Create Returns for Culture for Value for Owners Crewmembers Customers SAFETY CARING INTEGRITY PASSION FUN 12

BUILDING BLOCKS OF OUR EPS INITIATIVE

NETWORK



- Focused Growth
- Network Maturation
- Network Reallocation

PRODUCT OFFERING



- Customer Segmentation
- Loyalty
- JetBlue Travel Products

FLEET



- A320 Restyling
- A321 Mint
- A321 All-Core

COST



- Structural Cost Program
- On-Time Performance

CAPITAL ALLOCATION



- Capital Deployment
- Balance Sheet

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13

Q3 2019 EARNINGS UPDATE

PRE-TAX MARGINS JBLU VS PEERS*



3Q 2018
3Q 2019
GAAP
Non-GAAP**
Non-GAAP
3.4%
12.2%
9.0%
11.4%
11.9%
12.9%
jetBlue
jetBlue
Peers

*Average of Non-GAAP pre-tax margins for peer set (AAL, ALK, DAL, LUV, SAVE, UAL), based on reported results, as discussed in peers' 3Q 2019 1934 Act reports

**JetBlue's Non-GAAP pre-tax margin excludes special items and gain on equity method investments. Refer to reconciliations Appendix A

HIGHLIGHTS / KEY DEVELOPMENTS

GROWTH

- Capacity growth is driven by disciplined network expansion, solid operational improvements and additional seats from cabin restyling program

COMMERCIAL

- Near-term RASM headwinds in Latin/Caribbean region; steady demand trends in domestic markets
- Network reallocation and ancillary 'Building Blocks' ramping; on track to deliver Fare Options 2.0 by year-end 2019

COSTS

- Structural Cost Program benefits compounding through 2019 and 2020, largely driving CASM ex-Fuel beat in 3Q compared to 3Q guidance

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CAPACITY GROWTH: BENEFITED FROM AN IMPROVING OPERATION

Q3 2019 ASM YOY GROWTH

4.8%

3Q capacity at high end of 3 – 5% guidance range, driven by solid operation, despite impact from Hurricane Dorian

NYC
- Deepening relevance with added transcon frequency
- Adding new VFR/leisure markets from JFK: San José, Costa Rica; Guayaquil, Ecuador; and Georgetown, Guyana

BOS
- Business markets performance showing solid trends
- Continuing to see benefits of network reallocation efforts

FLL
- RASM pressure from challenges in Latin/Caribbean region
- Making critical investments in infrastructure to enhance customer experience in partnership with Broward County

MINT / TCON
- Transcon showing solid performance during 3Q and into 4Q
- Mint RASM growth continues to outperform rest of capacity

LATIN
- Taking action to manage impact of events in region
- Markets continuing to digest elevated industry capacity growth

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PRE-TAX MARGIN GAINING TRACTION FROM COST EXECUTION RASM (US$ cents) 3Q 12.91 12.80 2018 2019 • RASM YoY change impacted by pressure from Latin/Caribbean region *Refer to reconciliations of GAAP vs non-GAAP in Appendix A CASM & CASM EX-FUEL* (US$ cents) 3Q 12.41 11.29 8.31 8.33 CASM CASM CASM CASM Ex-Fuel Ex-Fuel 2018 2019 2018 2019 • CASM progression driven by favorable timing of expenses and continued progress in non-fuel cost control initiatives PRE-TAX MARGIN* 3Q 12.2% 11.4% 9.0% 3.4% (GAAP) (GAAP) (Non- (Non- GAAP) GAAP) 2018 2019 2018 2019 (GAAP) • Adjusted non-GAAP pre-tax margin increase of 2.4 points year over year, outperforming industry average increase EARNINGS PER SHARE* (US$ cents) 3Q 0.63 0.59 0.42 0.16 (GAAP) (GAAP) (Non- (Non-GAAP) GAAP) 2018 2019 2018 2019 • (GAAP) Non-GAAP Earnings per Share growth of 40% year over year 16

253 254 254 259 6 1 1 35 35 35 35 28 28 28 28 130 130 130 130 60 60 60 60 1Q 2019 2Q 2019 3Q 2019 2019E E190 A320 A321 HD A321 Mint A321neo HD • Expect a maximum of 6 A321neos total in 2019 *Refer to anticipated aircraft delivery book in Appendix B 17

WE ARE RESHAPING OUR FLEET TO IMPROVE RETURNS

2000* — **A320**
- Largest fleet
- Restyling program to add 12 seats
- New "Core" product showing improved NPS and operational benefits

2005* — **E190**
- Helped build relevance in BOS markets
- High RASM contribution
- Higher cost platform; cost headwinds to come

2013* — MINT — **A321 CEOs**
- Largest aircraft
- New "Core" product with highest NPS
- Margin-accretive in Mint and All-Core configurations

2019* — MINT — **A321 NEOs**
- Adds fuel efficiency
- New "Core" product
- Extends benefits of CEO configurations to latest generation aircraft

2020* & BEYOND

A220s
- Flexible platform
- Newest product
- Lowest fuel and non-fuel cost platform
- Step change in maintenance cost

MINT — **LR**
- Adds fuel efficiency
- Airbus estimates 4,000nm range
- Expands Mint product to transatlantic markets

MINT — **XLR**
- Adds fuel efficiency
- Airbus estimates 4,700nm range
- Single-aisle efficiencies and commonality on widebody routes
- Mint expansion to deep Western/Central Europe

*Entry into service date

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OUR CAPEX IS FOCUSED ON FLEET REINVESTMENT ORDER BOOK Capacity guidance and capital expenditure assumptions 34 assume delivery of a maximum 33 of six NEO aircraft in 2019 23 23 19 22 6 8 15 1 12 12 17 14 15 14 12 12 12 2 2 2019* 2020 2021 2022 2023 2024 2025 2026 A321neo A220 Note: Anticipated delivery schedule as of September 30, 2019 * 13 aircraft were contractually scheduled for delivery in 2019. However, due to delays in Airbus’ NEO program, our capacity guidance and capital expenditure assumptions assume delivery of a maximum of six NEO aircraft in 2019. 19

OUR EFFORTS HAVE RESULTED IN ONE OF THE STRONGEST BALANCE SHEETS IN THE AIRLINE INDUSTRY ï,§ We have one of the strongest balance sheets in the industry both in terms of leverage and liquidity levels – Our balance sheet strength stacks up favorably even when compared to investment grade peers, such as Delta ï,§ In addition to our strong cash position, as of September 30, 2019, our $550mm revolving credit facility remained fully undrawn ï,§ Our sizable unencumbered asset portfolio provides us with a range of financing options that further strengthens our liquidity position ADJ. DEBT / EBITDAR1 Adj. Debt / EBITDAR Adj. Net Debt / EBITDAR ~5.6 x ~4.7 x ~3.6 x ~3.0 x ~2.2 x ~2.4 x ~1.8 x ~1.8 x ~1.6 x ~1.1 x JetBlue Delta United Spirit American (CASH & CASH EQUIVALENTS + SHORT-TERM INVESTMENTS) / LTM REVENUE2 27.9% 12.4% 11.9% 11.4% 4.1% Spirit JetBlue United American Delta 1 Debt metrics calculated as follows as of September 30, 2019: Adj. Debt = Long & Short-Term Debt + Finance Leases + Capitalized Operating Leases; Adj. Net Debt = Adj. Debt – Cash and Cash Equivalents – Short-Term Investments; EBITDAR= LTM Operating Income + LTM D&A + LTM Aircraft Rent. Adjusted debt and adjusted EBITDAR metrics for JetBlue have been calculated consistently with peers for purposes of this analysis and differ from JetBlue’s historical presentation. Please refer to Appendix A for Non-GAAP reconciliation of the above modified calculation and historical presentation. Airline leverage comparisons included for US domestic public EETC issuers over the last 24 months. 2 As of September 30, 2019. Source: Respective company filings 20

WE HAVE SIGNIFICANTLY LOWERED OUR LEVERAGE OVER TIME WHILE RETURNING CASH TO SHAREHOLDERS ADJ. DEBT/CAP*; DEBT REPAYMENT 60% 800 55% 700 50% 46% 600 40% 35% 500 29%¹ 30% 28% 28%¹ 400 million $ US 300 20% 200 10% 100 0% 0 2014 2015 2016 2017 2018 2019 Adj. Debt / Cap Debt Repayment² 1 Results have been recast to reflect the adoption of ASC 842 Leases 2 2019 debt repayment represents YTD debt repayment as of 30-Sep-2019 * Refer to Appendix A for Non-GAAP reconciliation SOURCES / USES OF CASH (US$ millions) Trailing 12 months as of 9/30/2019 SOURCES USES Net share Debt 331 365 repurchases raise Debt 302 repayments Cash from 1,479 operations CAPEX and and other 1,154 other Beginning End cash, cash, equivalents equivalents 937 994 and short and short term term investments investments TTM TTM 21

JETBLUE COMPARED TO PEERS (TTM)

	jetBlue[1]	DELTA	UNITED[2]	American Airlines[2]	spirit
Ratings (S/M/F)	BB / Ba1 / BB	BBB- / Baa3 / BBB-	BB / Ba2 / BB	BB- / Ba3 / BB-	BB- / Ba1 / BB
Operating Scale					
Revenue ($ mm)	8,032	46,310	42,862	45,393	3,724
Passengers (Millions)	42.5	ND	162.0	207.0	ND
Fleet Size	254	1,353	1,329	1,551	135
Operating Statistics					
Load Factor[3]	84.2%	86.2%	84.0%	84.0%	84.3%
RASM (Cents $)[3]	12.8	17.0	15.2	16.0	9.2
CASM (Cents $)[3]	11.5	14.7	13.7	15.0	8.0
EBITDAR Margin[4]	17.0%	20.0%	15.8%	13.6%	24.1%
Leverage Metrics					
Adj. Debt / EBITDAR[5]	~1.8x	~1.8x	~3.0x	~5.6x	~3.6x
Adj. Net Debt / EBITDAR[5]	~1.1x	~1.6x	~2.2x	~4.7x	~2.4x

Source: Company Filings; published figures as of latest available.
Note: Airline peers include US domestic public EETC issuers over the last 24 months.
1 Refer to Appendix A for JBLU EBITDAR non-GAAP reconciliation
2 UAL and AAL fleet size as of FY18, not disclosed quarterly
3 Load Factor, RASM and CASM based on last twelve months ending 9/30/19
4 EBITDAR = LTM Operating Income + LTM D&A + LTM Aircraft Rent
5 Debt metrics calculated as follows as of September 30, 2019: Adj. Debt = Long & Short-Term Debt + Finance Leases + Capitalized Operating Leases; Adj. Net Debt = Adj. Debt – Cash and Cash Equivalents – Short-Term Investments; EBITDAR= LTM Operating Income + LTM D&A + LTM Aircraft Rent. Adjusted debt and adjusted EBITDAR metrics for JetBlue have been calculated consistently with peers for purposes of this analysis and differ from JetBlue's historical presentation. Please refer to Appendix A for Non-GAAP reconciliation of the above modified calculation and historical presentation. Airline leverage comparisons included for US domestic public EETC issuers over the last 24 months.

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SIGNIFICANT JETBLUE CREDIT RATING IMPROVEMENT OVER TIME

Strengths	• Strong balance sheet metrics vs. peers • Low leverage in comparison to industry average • Consistent profitability • Target liquidity between 10% - 12% • Undrawn credit facilities • High quality & quantity of unencumbered aircraft

Considerations	• Macroeconomic concerns
	• Margins declined in 2018 due to:
	  • Higher fuel prices
	  • Wage increases from a new pilot contract
	• Heavy fleet capex program, putting pressure on free cash flow

Key Takeaway	• JetBlue will continue to strive towards investment grade

Year	Fitch	S&P	Moody's
Current Outlook	**Positive**	**Stable**	**Stable**
2019	BB		
2018	BB	BB	
2017		BB	Ba1
2016	BB-		
2015	B+	BB-	
2013	B	B	
2010			Caa1
2008	B-	B-	

Moved four notches over the last ten years: 1-2 notches away from investment grade

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JETBLUE 2020 & BEYOND 1. JetBlue’s differentiated business model and culture creates opportunities for accretive growth. 2. Since 2014 we’ve continued our journey to improve absolute and relative margins. 3. We believe our ‘Building Blocks’ will improve our margins and returns, and power meaningful EPS growth through 2020 and beyond. 4. We continue to manage the business’ balance sheet to strive towards investment grade. We are focused on diversifying our debt and expect several future issuances given our debt maturities and order book. 24

Appendix A Non-GAAP Financial Measures and Aircraft Delivery Schedule

Non-GAAP Financial Measures JetBlue sometimes uses non-GAAP measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the U.S., or GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables in Appendix A show a reconciliation of JetBlue’s non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measures. 26

Consolidated operating cost per available seat mile, excluding fuel and related taxes, and certain non-airline operating expenses, and special items ("CASM Ex-Fuel")

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel. During the periods presented below, special items include one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs which are subject to many economic and political factors beyond our control, or not related to the generation of an available seat mile, such as operating expense related to other non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,			
	2019		2018		2019		2018	
	$	per ASM	$	per ASM	$	per ASM	$	per ASM
Total operating expenses(1)	$ 1,839	$ 11.29	$ 1,930	$ 12.41	$ 5,490	$ 11.50	$ 5,640	$ 12.61
Less:								
Aircraft fuel and related taxes	471	2.89	515	3.31	$ 1,392	2.92	1,423	3.18
Other non-airline expenses(1)	10	0.07	11	0.07	32	0.07	32	0.06
Special items	-	-	112	0.72	14	0.03	431	0.97
Operating expenses, excluding fuel(1)	$ 1,358	$ 8.33	$ 1,292	$ 8.31	$ 4,052	$ 8.48	$ 3,754	$ 8.40

(1) Recast to reflect the adoption of ASC 842 *Leases* .

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Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding special items, gain on equity method investments, and impact of tax reform Our GAAP results in the applicable periods were impacted by the following: (a) the 2017 tax reform, (b) a gain on equity method investments, and (c) charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. During the periods presented below, special items include one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots’ collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items. NON-GAAP FINANCIAL MEASURE RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS, GAIN ON EQUITY METHOD INVESTMENTS, AND IMPACT OF TAX REFORM (in millions, except per share amounts) (unaudited) LOCATION Three Months Ended Nine Months Ended September 30, September 30, 2019 2018(1) 2019 2018(1) Total operating expenses $ 1,839 $ 1,930 $ 5,490 $ 5,640 Less: Special items - 112 14 431 Total operating expenses excluding special items $ 1,839 $ 1,818 $ 5,476 $ 5,209 Operating income $ 247 $ 78 $ 573 $ 50 Add back: Special items - 112 14 431 Operating income excluding special items $ 247 $ 190 $ 587 $ 481 Income before income taxes $ 254 $ 68 $ 548 $ 19 Add back: Special items - 112 14 431 Less: Gain on equity method investments 15 - 15 - Income before income taxes excluding special items and gain on $ 239 $ 180 $ 547 $ 450 equity method investments Income before income taxes excluding special items and gain on $ 239 $ 180 $ 547 $ 450 equity method investments Less: Income tax expense (benefit) 67 18 140 -Less: Income tax related to special items - 28 3 107 Less: Income tax related to gain on equity method investments (4) - (4) -Less: Tax reform impact - 4 - 11 Net Income excluding special items, gain on equity method $ 176 $ 130 $ 408 $ 332 investments, and tax reform impact Earnings Per Common Share: Basic $ 0.63 $ 0.16 $ 1.36 $ 0.06 Add back: Special items, net of tax - 0.27 0.03 1.03 Less: Gain on equity method investments, net of tax 0.04 - 0.04 -Less: Tax reform impact - 0.01 - 0.03 Basic excluding special items, gain on equity method investments, and $ 0.59 $ 0.42 $ 1.35 $ 1.06 tax reform impact Diluted $ 0.63 $ 0.16 $ 1.35 $ 0.06 Add back: Special items, net of tax - 0.27 0.03 1.02 Less: Gain on equity method investments, net of tax 0.04 - 0.03 -Less: Tax reform impact - 0.01 - 0.03 Diluted excluding special items, gain on equity method investments, $ 0.59 $ 0.42 $ 1.35 $ 1.05 and tax reform impact (1) Prior period results have been recast to reflect the adoption of ASC 842 Leases 28

NON-GAAP FINANCIAL MEASURE ADJUSTED DEBT TO CAPITALIZATION RATIO (in millions) (unaudited) September 30, 2019 December 31, 2018 Long-term debt and finance lease obligations $ LOCATION 1,320 $ 1,361 Current maturities of long-term debt and finance leases 316 309 Operating lease liabilities - aircraft(1) 226 256 Adjusted debt(1) 1,862 1,926 Long-term debt and finance lease obligations 1,320 1,361 Current maturities of long-term debt and finance leases 316 309 Operating lease liabilities - aircraft(1) 226 256 Stockholders’ equity(1) 4,764 4,685 Adjusted capitalization(1) 6,626 6,611 Adjusted debt to capitalization ratio(1) 28% 29% (1) 2018 results have been recast to reflect the adoption of ASC 842 Leases 29

NON-GAAP FINANCIAL MEASURE ADJUSTED DEBT TO CAPITALIZATION RATIO (in millions) (unaudited)(1) December 31, 2017 LOCATION December 31, 2016 December 31, 2015 December 31, 2014 Long-term debt and capital leases $ 1,003 $ 1,195 $ 1,395 $ 1,968 Short-term borrowings and current maturities 196 189 448 265 7x aircraft rent 702 771 853 869 Adjusted debt 1,901 2,155 2,696 3,102 Long-term debt and capital leases 1,003 1,195 1,395 1,968 Short-term borrowings and current maturities 196 189 448 265 7x aircraft lease rent 702 771 853 869 Stockholders’ equity 4,834 4,013 3,210 2,529 Adjusted capitalization 6,735 6,168 5,906 5,631 Adjusted debt to capitalization ratio 28% 35% 46% 55% (1) These results have not been recast to reflect the adoption of ASC 842 leases 30

CALCULATION OF LEVERAGE RATIOS: MODIFIED CALCULATION NON-GAAP FINANCIAL MEASURE ADJUSTED DEBT TO EBITDAR RATIO (in millions) (unaudited) As of September 30, 2019 DOCUMENT Long-term debt and finance lease obligations LOCATION $ 1,320 Current maturities of long-term debt and finance leases 316 Operating lease liabilities - total 872 Adjusted debt 2,508 Trailing Twelve Months September 30, 2019 Operating income(1) 789 Depreciation and amortization(1) 509 Aircraft rent(1) 104 EBITDAR(1) 1,402 Adjusted debt to EBITDAR ratio(1) 1.79x (1) 4Q18 results used in the Trailing Twelve Months calculation have been recast to reflect the adoption of ASC 842 Leases Note: “LTM” or “Trailing Twelve Months” refer to results for the twelve month period ended September 30, 2019, which was calculated by aggregating, without any adjustments, the unaudited results for the nine month period ended September 30, 2019 and the unaudited results for the three month period ended December 31, 2018. Accordingly, such data is not compiled in accordance with GAAP. 31

CALCULATION OF LEVERAGE RATIOS: MODIFIED CALCULATION NON-GAAP FINANCIAL MEASURE ADJUSTED NET DEBT TO EBITDAR RATIO (in millions) (unaudited) As of September 30, 2019 DOCUMENT Long-term debt and finance lease obligations LOCATION $ 1,320 Current maturities of long-term debt and finance leases 316 Operating lease liabilities - total 872 Adjusted debt 2,508 Cash and cash equivalents 695 Short-term investments 299 Adjusted net debt 1,514 Trailing Twelve Months September 30, 2019 Operating income(1) 789 Depreciation and amortization(1) 509 Aircraft rent(1) 104 EBITDAR(1) 1,402 Adjusted net debt to EBITDAR ratio(1) 1.08x (1) 4Q18 results used in the Trailing Twelve Months calculation have been recast to reflect the adoption of ASC 842 Leases Note: “LTM” or “Trailing Twelve Months” refer to results for the twelve month period ended September 30, 2019, which was calculated by aggregating, without any adjustments, the unaudited results for the nine month period ended September 30, 2019 and the unaudited results for the three month period ended December 31, 2018. Accordingly, such data is not compiled in accordance with GAAP. 32

CALCULATION OF LEVERAGE RATIOS: HISTORICAL PRESENTATION NON-GAAP FINANCIAL MEASURE ADJUSTED DEBT TO EBITDAR RATIO (in millions) (unaudited) As of As of September 30, 2019 December 31, 2018 DOCUMENT Long-term debt and finance lease obligations LOCATION $ 1,320 $ 1,361 Current maturities of long-term debt and finance leases 316 309 Operating lease liabilities - aircraft 226 256 Adjusted debt 1,862 1,926 Trailing Twelve Months Year Ended September 30, 2019 December 31, 2018 Operating income(1) 789 266 Depreciation and amortization(1) 509 469 Special items(2) 18 435 Aircraft rent(1) 52 54 EBITDAR(1) 1,368 1,224 Adjusted debt to EBITDAR ratio(1) 1.36x 1.57x (1) Prior period results have been recast to reflect the adoption of ASC 842 Leases (2) Special items include the impairment and one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots’ collective bargaining agreement Note: “LTM” or “Trailing Twelve Months” refer to results for the twelve month period ended September 30, 2019, which was calculated by aggregating, without any adjustments, the unaudited results for the nine month period ended September 30, 2019 and the unaudited results for the three month period ended December 31, 2018. Accordingly, such data is not compiled in accordance with GAAP.

CALCULATION OF LEVERAGE RATIOS: HISTORICAL PRESENTATION NON-GAAP FINANCIAL MEASURE ADJUSTED NET DEBT TO EBITDAR RATIO (in millions) (unaudited) As of As of September 30, 2019 December 31, 2018 Long-term debt and finance lease obligations $ 1,320 $ 1,361 DOCUMENT Current maturities of long-term debt and finance leases LOCATION 316 309 Operating lease liabilities - aircraft 226 256 Adjusted debt 1,862 1,926 Cash and cash equivalents 695 474 Short-term investments 299 413 Adjusted net debt 868 1,039 Trailing Twelve Months Year Ended September 30, 2019 December 31, 2018 Operating income(1) 789 266 Depreciation and amortization(1) 509 469 Special items(2) 18 435 Aircraft rent(1) 52 54 EBITDAR(1) 1,368 1,224 Adjusted net debt to EBITDAR ratio(1) 0.63x 0.85x (1) Prior period results have been recast to reflect the adoption of ASC 842 Leases (2) Special items include the impairment and one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots’ collective bargaining agreement Note: “LTM” or “Trailing Twelve Months” refer to results for the twelve month period ended September 30, 2019, which was calculated by aggregating, without any adjustments, the unaudited results for the nine month period ended September 30, 2019 and the unaudited results for the three month period ended December 31, 2018. Accordingly, such data is not compiled in accordance with GAAP.

Appendix B Aircraft Delivery Schedule

ANTICIPATED AIRCRAFT DELIVERY SCHEDULE CURRENT AIRBUS ORDERS A220 A321neo Total 2019* - 12* 12* 2020 1 14 15 2021 6 17 23 2022 8 15 23 2023 19 14 33 2024 22 12 34 2025 12 - 12 2026 2 - 2 Total 70 84 154 Delivery schedule as of September 30, 2019 * 13 aircraft were contractually scheduled for delivery in 2019. However, due to delays in Airbus’ NEO program, our capacity guidance and capital expenditure assumptions assume delivery of a maximum of six NEO aircraft in 2019. 36

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